STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 08/10/2001
   010394228 - 0564314

                                   Exhibit 2.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ADVANTAGE AMERICA, INC.


          The undersigned officer of Advantage America, Inc. (this "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

          1. The current name of the corporation is Advantage America, Inc. (the "Corporation"). The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 15, 1961 under the name of Cal-Oak Oil & Gas Co., and was subsequently amended on March 17, 1969 to change its name to American West Nursing Centers, Inc. and on July 9, 2001 to change its name to Advantage America, Inc.

          2. In accordance with the provisions of Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation was duly adopted and authorized by the Board of Directors and the stockholders of the Corporation in accordance with the applicable provisions of Sections 141 and 228 of the DGCL, respectively.

          3. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

          FIRST:          The name of the corporation is Advantage America, Inc.

          SECOND:     The  name  and address, including street, number, city and county, of the registered office of the corporation in the State of Delaware are:

                          The Corporation Trust Company
                            Corporation Trust Center
                               1209 Orange Street
                  Wilmington, New Castle County, Delaware 19801

          THIRD:     The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 12,000,000 shares of which ten million (10,000,000) shares, par value $0.10 per share, shall be common stock, and two million (2,000,000) shares, par value $0.10 per share, shall be preferred stock.


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          FIFTH:     The  corporation  is  to  have  perpetual  existence.


          SIXTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

          SEVENTH:     The corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

          EIGHTH:     From  time  to  time  any  of  the  provisions  of  this
certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article EIGHTH. In addition to the other powers expressly granted by statute, the Board of Directors shall have the power to adopt, repeal, alter, amend and rescind the Bylaws of the Corporation.

          IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed as of this 31st day
                                                                       -----
of  July,  2001.


                                             /s/  Merritt Charles Horning, Jr.
                                          --------------------------------------
                                          Merritt  Charles  Horning,  Jr.
                                          President, Chief Executive Officer and
                                          Chief  Financial  Officer


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